Exhibit 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                           FROM CONTINUING OPERATIONS
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

                                                             YEAR ENDED JUNE 30,
                                                     1999                 1998                 1997
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS
APPLICABLE TO COMMON STOCK                       $(3,438,000)          $ (624,000)          $ (509,000)

AVERAGE COMMON SHARES OUTSTANDING                  1,514,436            1,581,014            1,647,723

AVERAGE COMMON AND COMMON EQUIVALENT SHARES
OUTSTANDING                                        1,548,844            1,600,327            1,647,723

EARNING PER COMMON SHARE

                  Basic                          $   (2.27)             $ (0.39)             $ (0.31)

                  Diluted (1)                    $   (2.27)             $ (0.39)             $ (0.31)

(1) The effect of potentially dilutive stock options has not been computed because the effect would be anti-dilutive.

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